Exhibit 32.1

Written Statement of the Chairman of the Board, Chief Executive Officer and President of
Bandag, Incorporated
Pursuant to 18 U.S.C. §1350

        Solely for the purposes of complying with 18 U.S.C. §1350, I, the undersigned Chairman of the Board, Chief Executive Officer and President of Bandag, Incorporated (the “Company”), hereby certify, based on my knowledge, that Amendment No. 1 to the Annual Report on Form 10-K/A of the Company for the year ended December 31, 2006 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Martin G. Carver
Martin G. Carver
Chairman and Chief Executive Officer
April 27, 2007